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                                                                    Exhibit 23.2




CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of T-NETIX, Inc. on Form S-3 of our report dated October 18, 1998, with respect to the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ending July 31, 1998, which report appears in the Annual Report on Form 10-K of T-NETIX, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                                            /s/ KPMG LLP


Denver, Colorado
October 13, 1999